EXHIBIT 10.8

REAL ESTATE SUB-RETENTION AGREEMENT

THIS REAL ESTATE SUB-RETENTION AGREEMENT dated as of the 28th day of February, 2014 (this “Agreement”) between Alexander’s  MANAGEMENT LLC, a New York limited liability company having an office c/o Alexander’s, Inc., 210 Route 4 East, Paramus, New Jersey 07652 (“Agent”) and VORNADO REALTY L.P., a Delaware limited partnership having an office at c/o Vornado Realty Trust, 888 Seventh Avenue, New York, New York 10019 (“Sub-Agent”).

RECITALS

WHEREAS, 731 Office One LLC (“Owner”) and Agent are parties to that certain Real Estate Retention Agreement, dated as of the date hereof (a copy of which is attached hereto as Exhibit A, the “Over-Leasing Agreement”; all capitalized terms used, but not defined, herein shall have the meanings set forth in the Over-Leasing Agreement), pursuant to which Agent was appointed to act for Owner in connection with the leasing of those certain office condominium units located at 731 Lexington Avenue, New York, New York (as more fully identified in the Over-Leasing Agreement, the “Units”); and

WHEREAS, Agent wishes to enter into this Agreement with Sub-Agent to appoint Sub-Agent to perform the acts and duties of Agent under the Over-Leasing Agreement.

NOW THEREFORE, in consideration of the mutual promises and covenants herein contained, Agent and Sub-Agent hereby agree as follows:

ARTICLE I.

Appointment of Sub-Agent

A.                 Agent hereby appoints Sub-Agent, on the conditions and for the term hereinafter provided, to perform, on Agent’s behalf, all duties imposed on Agent under the Over-Leasing Agreement. Sub-Agent hereby accepts said appointment to the extent of, and subject to, the conditions set forth below.

ARTICLE II.

Term

A.                 Term. The term of Sub-Agent's retention shall be from the date hereof and shall continue for one (1) year hereafter, and, thereafter, shall automatically renew on a year-to-year basis, terminable by either party at the end of each year on not less than sixty (60) days' prior notice.

B.                 Termination of Over-Leasing Agreement.  In the event the Over-Leasing Agreement is terminated for any reason, this Agreement shall immediately terminate.

ARTICLE III.

Over-Leasing Agreement

A.                 Generally. It is the intention of Sub-Agent and Agent that Sub-Agent shall perform all duties imposed on Agent under the Over-Leasing Agreement and shall be subject to all of the terms and provisions of the Over-Leasing Agreement.

B.                 Duties Imposed. Sub-Agent agrees to perform all duties imposed on Agent pursuant to the Over-Leasing Agreement.

C.                 Scope of Authority. Sub-Agent shall have the same scope of authority and be subject to the same limitations on such authority as are set forth with respect to Agent in the Over-Leasing Agreement and as may be otherwise set forth in the Over-Leasing Agreement.

D.                 Audit Rights. Agent shall have the same audit rights against Sub-Agent that Owner has against Agent under the Over-Leasing Agreement and as may be otherwise set forth in the Over-Leasing Agreement.

E.                  Owner Obligations. Owner shall have the same obligations to Sub-Agent as Owner has to Agent under the Over-Leasing Agreement and as may be otherwise set forth in the Over-Leasing Agreement.

F.                  Expenses Reimbursement. Sub-Agent shall be entitled to reimbursement of expenses from Owner to the same extent that Agent would be entitled to such reimbursement under the Over-Leasing Agreement.

G.                 Notices. A copy of each notice given by Owner to Agent under the Over-Leasing Agreement shall simultaneously be given by Owner to Sub-Agent at its address set forth in Article IX hereof, in the manner set forth in the Over-Leasing Agreement. A copy of each notice given by Sub-Agent to Agent shall simultaneously be given by Sub-Agent to Owner at Owner’s address set forth in the Over-Leasing Agreement, as such address may change from time to time on notice from Owner.

ARTICLE IV.

Compensation

A.                 Sub-Agent's fee shall be computed and paid as follows:

(a)                When Owner disposes of an Asset, whether individually or as part of a package or as part of the disposition of Owner’s business or a portion thereof, or as part of a plan of reorganization, by sale, assignment, lease, sublet or otherwise to a third party, or by assignment of a leasehold to the landlord or by termination of a leasehold for which Owner receives consideration (any of the foregoing, an "Asset Transaction"); or if in lieu of a disposition of the Assets, one or more third parties acquires control of Owner by merger, outright purchase, or otherwise in one or multiple transactions (any of the foregoing, an "In Lieu Asset Transaction"); then, (i) if the Gross Proceeds from the Asset Transaction or In Lieu Asset Transaction, as the case may be, exceed $50,000,000, Agent shall pay an amount equal to one percent (1%) of the Gross Proceeds from the Asset Transaction or In Lieu Asset Transaction, as the case may be, and (ii) if the Gross Proceeds from the Asset Transaction or In Lieu Asset Transaction, as the case may be, are equal to or less than $50,000,000, Agent shall pay an amount equal to three (3%) of the Gross Proceeds from the Asset Transaction or In Lieu Asset Transaction, as the case may be,  except in the event of a lease or sublease, in which event Agent shall pay an amount equal to:

(i)  three (3%) percent of the total base rent Gross Proceeds payable during the first ten (10) years of the term, plus

(ii)  two (2%) percent of the total base rent Gross Proceeds payable during the eleventh (11th) through the twentieth (20th) years of the term, plus

(iii)  one (1%) percent of the total base rent Gross Proceeds payable during the balance of the term, but in no event to exceed the thirtieth (30) year;

(In the event of a month-to-month tenancy, the fee shall be 50% of the first month's base rental,  payable in four (4) equal monthly installments, but only for so long as such tenancy shall continue.  Additional fees shall only become earned and payable (i) upon a tenant's exercise of Option(s) or Rights(s) of First Refusal, to Renew, Extend Lease or Occupy Additional Space or (ii) upon a month-to-month tenant entering into a new lease or sublease of an Asset.)

(b)               Sub-Agent's fee will be paid in full simultaneously with the closing, sale, assignment or other consummation of the transaction.  Notwithstanding the immediately preceding sentence, Sub-Agent’s fees under this Agreement and interest accrued with respect to such fees will be payable in an aggregate amount not to exceed (1) $4,000,000 in any calendar year (or such lesser amount as may be due Sub-Agent hereunder), less (2) the sum of (x) any amounts paid to Sub-Agent under that certain Real Estate Retention Agreement dated as of July 20, 1992, as amended, with respect to the same period, (y) any amounts paid to Sub-Agent under that certain Rego II Real Estate Sub-Retention Agreement dated as of November 30, 2011, as amended, with respect to the same period, and (z) any amounts paid to Sub-Agent under the Original Agreement, as amended, with respect to the same period.  Interest shall accrue on the unpaid fees outstanding hereunder from time to time at the 1-year LIBOR rate plus 100 basis points, such rate to be determined annually as of the first day of January of each year.  The fees and interest payable hereunder shall be paid in equal monthly installments (the "Installments") until such fees and interest accrued thereon have been paid in full.  Installments shall be applied first to interest accrued hereunder and then to reduction of the fees outstanding hereunder from time to time.  Fees payable with respect to a sale, assignment or In Lieu Asset Transaction shall be paid first and Sub-Agent shall not be entitled to receive any fees with respect to a lease or sublease to the extent the tenant is in default of its payment obligations thereunder, except as a result of a default by the Owner or a termination by Owner of the lease or sublease (other than a termination by the Owner resulting from the tenant's monetary default).

(c)                In the event that Sub-Agent leases or subleases an Asset and the transferee, or any agent, officer, employee, or shareholder of the transferee, acquires fee-simple title to such property within five years, (i) if the Gross Proceeds from the acquisition exceed $50,000,000, Agent shall pay an amount equal to one percent (1%) of the Gross Proceeds from the acquisition, and (ii) if the Gross Proceeds from the acquisition are equal to or less than $50,000,000, Agent shall pay an amount equal to three (3%) of the Gross Proceeds from the acquisition payable in the same manner as described above; provided, however, that there shall be a credit against such subsequent fee in the amount of fees previously paid relating to that portion of the lease or sublease term which is cancelled by reason of such sale.  In no event shall such credit exceed the amount of the latter fee.

(d)               If an Asset for which a fee is payable hereunder contains (i) an option(s) or right(s) of first refusal to renew or extend, and a lease term(s) is renewed or extended whether strictly in accordance with the terms of such option(s) or right(s) or otherwise and/or (ii) an option(s) or right(s) of first refusal to expand, and a tenant occupies additional space whether strictly in accordance with the terms of such option(s) or right(s) or otherwise, with respect to space owned by, or leased to, the Agent, then Agent shall pay a leasing fee in accordance with the provisions of this agreement on the additional base rental to be paid, except that in the case of renewal or extension, the fee shall be calculated at the rate applicable hereunder as if such renewal or extension period were included in the initial term of the lease, and in the case of the tenant occupying additional space, the fee shall be calculated at the rate applicable hereunder as if such expansion were a new lease.  Such fee shall be earned and payable at the time the extended term commences or the additional space is occupied, as applicable.

(e)                If a lease for which a fee is payable hereunder contains, as a primary component of the consideration to be paid by a tenant for the rent thereunder, a percentage rent clause, Sub-Agent shall pay a fee on the percentage rent payable by the tenant at the commission rate applicable to the period of the lease term for which the percentage rent is payable.  Subject to paragraph IV.A(b) of this Sub-Retention Agreement, the fee shall be payable within fifteen days after the tenant's final payment and accounting of percentage rent for the preceding lease year.

(f)                In any transaction whereby Sub-Agent leases or subleases an Asset, Sub-Agent shall have the right to receive all formal notifications required pursuant to the lease to the extent that any such notice may affect the rights of Sub-Agent hereunder or the timing or payment of any fees due hereunder.  In furtherance of such rights, Agent shall insert within the terms of such lease or sublease a separate paragraph that states Sub-Agent's right to notice, right to a fee as described in the above subparagraphs and Sub-Agent's address and phone number shall be included in the "notice" provision of such lease or sublease.

(g)                In the event that a party other than Sub-Agent is a procuring broker who is entitled to a fee, in the event of a lease or sublease, the three-two-one (3-2-1) schedule set forth in paragraphs IV.A(i), (ii) and (iii) above shall be increased to four-three-two (4-3-2) and Sub-Agent shall pay the fee of the procuring broker.  With respect to any sale, assignment or In Lieu Asset Transaction, the fees payable by Agent shall not be increased, and Sub-Agent shall pay any third party procuring broker's fee out of Sub-Agent's fee payable pursuant to this Agreement.  For any given transaction, Agent shall be responsible for the payment of only one fee in the amounts set forth herein.

(h)               The term “base  rent” means the base rent set forth in any lease and shall not include any additional rent, whether for utilities, taxes or otherwise, and which is ordinarily not a component of base rent, which may be payable under such lease.

(i)                 Without duplication of any amounts payable hereunder, Agent acknowledges and agrees that Sub-Agent shall entitled to collect any compensation that would have otherwise been  due and payable to Sub-Agent under the Original Agreement  with respect to the leases and subleases  of the Assets in effect as of the date hereof.

ARTICLE V.

Assignment; Cancellation

A.                 Neither Agent nor Sub-Agent shall assign this Agreement or any of its rights hereunder without the consent of the other party; provided, however, that (x) Sub-Agent shall have the right to assign its rights and delegate its duties under this Agreement to any of its affiliates without the consent of Agent and (y) Agent shall have the right to agree to Owner’s collateral assignment the Over-Leasing Agreement to one or more lenders providing financing with respect to the Units and the subordination of any amounts payable by Owner to Agent to amounts payable to such lenders with respect to such financing; provided, further, that in no event shall any such subordination affect or diminish the obligations of Agent to Sub-Agent hereunder.

B.                 In the event that there is a change of control of Agent or Sub-Agent after the date of this Agreement, Agent shall have the right to terminate this Agreement if Agent shall determine that such change of control is reasonably likely to have a material adverse effect on the ability of Sub-Agent to perform its obligations under this Agreement.

ARTICLE VI.

No Joint Venture

It is the intent of this Agreement to constitute Sub-Agent as an independent contractor and as agent of Agent and Owner under any contract entered into by Sub-Agent on behalf of Agent or Owner in accordance with the terms of this Agreement, and this Agreement shall be so construed and Sub-Agent agrees at all times to act in conformity therewith. Nothing herein contained shall be deemed to have created, or be construed as having created any joint venture or partnership relationship between Agent and Sub-Agent. At all times during the performance of its duties and obligations arising hereunder, Sub-Agent shall be acting as an independent contractor.

ARTICLE VII.

Indemnity

A.                 Sub-Agent shall be a beneficiary of any indemnity provided by Owner pursuant to the Over-Leasing Agreement.

B.                 The terms of this Article VII shall survive the expiration or termination of this Agreement.

ARTICLE VIII.

Notices

Any and all notices, consents or directives by either party intended for the other shall be in writing sent by hand delivery or reputable overnight courier service to the respective addresses first herein set forth in this Agreement, with copies sent to Vornado Realty Trust, 210 Route 4 East, Paramus, New Jersey 07652, Attention: Chief Financial Officer, unless either party shall have designated different addresses by serving written notices of change of addresses on the other party by registered or certified mail, return receipt requested.

ARTICLE IX.

Recourse Limitation

A.                 Sub-Agent shall use every reasonable means to assure that all persons having dealings with Sub-Agent shall be informed that no director, trustee, shareholder, officer or agent of Sub-Agent, Agent or Owner shall be held to any personal liability, nor shall resort be had to their private property for the satisfaction of any obligation or claim or otherwise in connection with the affairs of Agent, but the trust estate only shall be liable.

ARTICLE X.

Miscellaneous

A.                 This Agreement cannot be changed or modified, varied or altered except by an agreement, in writing, executed by each of the parties hereto. This Agreement constitutes all of the understandings and agreements of whatsoever kind or nature existing between the parties in connection with the relationship created herein.

B.                 This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

C.                 Neither Agent nor Sub-Agent shall make (and each hereby waives) any claim against the other party’s directors, trustees, beneficiaries or shareholders personally.

IN WITNESS WHEREOF, the parties hereto have hereunto executed this Agreement as of the date first above written.

SUB-AGENT:

VORNADO REALTY L.P., a Delaware limited partnership

By:       Vornado Realty Trust, its general parnter

    By:       /s/ Alan J. Rice                        e

                Name: Alan J. Rice
                Title: Senior Vice President

AGENT:

ALEXANDER’S MANAGEMENT, LLC, a New York limited liability company

By:      ALEXANDER'S INC., a Delaware corporation, its sole memeber

      By:       /s/ Alan J. Rice                        e

                 Name: Alan J. Rice
                  Title: Secretary

EXHIBIT A

OVER-LEASING AGREEMENT

See attached copy.

A - 1

REAL ESTATE
RETENTION AGREEMENT

By this Real Estate Retention Agreement, dated as of February 28, 2014 (this “Retention Agreement”), ALEXANDER’S MANAGEMENT LLC, a New York limited liability company having an office c/o Alexander’s, Inc., 210 Route 4 East, Paramus, New Jersey 07652 (“Agent”) agrees to act as special real estate consultant to 731 OFFICE ONE LLC, a Delaware limited liability company having an office c/o Alexander’s, Inc., 210 Route 4 East, Paramus, New Jersey 07652 (“Owner”), with respect to the leasing and disposition of Owner’s real property, as well as the sale of Owner’s right, title and interest in the fixtures and improvements thereat (which is disposed of with the real property), including, without limitation, the office condominium units more specifically described in the attached Schedule A (the “Asset(s)”), and the compensation Agent expects to receive.

WHEREAS, Owner was party to that certain 59th Street Real Estate Retention Agreement, dated as of July 3, 2002, by and among Vornado Realty L.P., 731 Residential LLC and 731 Commercial LLC, which is the predecessor owner of the Assets, as the same was amended by that certain Letter Agreement Relating to 59th Street Real Estate Retention Agreement, dated as of July 6, 2005, by and among 731 Commercial LLC, 731 Retail One LLC and Vornado Realty L.P. and that certain Amendment to 59th Street Real Estate Retention Agreement, dated as of January 1, 2007, by and among 731 Retail One LLC, 731 Restaurant LLC, Owner, 731 Office Two LLC and Vornado Realty L.P. (as so amended, the “Original Agreement”); and

WHEREAS, pursuant to that certain Termination Agreement, dated as of the date hereof, each of the parties to the Original Agreement agreed that the Original Agreement would be terminated with respect to Owner and that Owner would no longer have any obligations under the Original Agreement, provided that Owner and Agent enter into this Retention Agreement and Agent and Vornado Realty L.P. enter into that certain Sub-Retention Agreement being entered into concurrently herewith.

NOW, THEREFORE, the parties hereto hereby agree as follows:

I.                   SUMMARY OF MARKETING SERVICES

Agent will provide those services that are reasonably necessary to market the Assets, as contemplated by this Retention Agreement.  Such services may include, but are not necessarily limited to, those generally described below:

1.         Inspecting the Assets to determine their physical condition.

2.         Creating a marketing program which may include newspapers, magazine or journal advertising, flyer solicitation and placement of signs, as appropriate.  Preparing and disseminating all such marketing materials, all of which shall be approved by Owner and shall be at the sole cost and expense of Owner.

3.         Communicating with parties who have expressed an interest in the Assets and responding and providing information to, negotiating with, and soliciting offers from,

            prospective purchasers, including landlords, and making recommendations to Owner as to the advisability of accepting particular offers and settlements.

4.         Arranging for physical inspections of  the Assets by prospective purchasers.

5.         When requested, meeting periodically with Owner, their accountants and attorneys, in connection with the status of Owner’s efforts and recommending to Owner and its counsel the proper method of handling the particular problems encountered with respect to the disposition of the Assets.

6.         If required, appearing in Court during the term of this retention, to testify or to consult with Owners in connection with the marketing or disposition of the Assets.

II.                BASIS OF RETENTION AND COMPENSATION

Agent will actively and diligently discharge its obligations under this Agreement.  Agent shall be retained by Owner for the purpose of performing the services outlined above, upon the following terms and conditions:

A.                Exclusive Right:

1.                  Agent shall have the sole and exclusive authority to offer each Asset for disposition and the “exclusive right to sell” and “exclusive right to lease” each Asset.  All communications and inquiries regarding any Asset, whether directed to Owner (including but not limited to their officers, agents and employees), or Owners’ counsel, accountants, or other professionals, shall be redirected to Agent.

2.                  Owner shall retain the complete discretion and authority to accept or reject any offer.  Owner shall not have any liability whatsoever to Agent for exercising its discretion with respect to the acceptance or rejection of any offer.

B.        Term:   The term of Agent's retention shall be from the date hereof and shall continue for one (1) year hereafter, and, thereafter, shall automatically renew on a year-to-year basis, terminable by either party at the end of each year on not less than sixty (60) days' prior notice.

C.        Fee:   Agent's fee shall be computed and paid as follows:

            (a)        When Owner disposes of an Asset, whether individually or as part of a package or as part of the disposition of Owner's business or a portion thereof, or as part of a plan of reorganization, by sale, assignment, lease, sublet or otherwise to a third party, or by assignment of a leasehold to the landlord or by termination of a leasehold for which Owner receives consideration (any of the foregoing, an "Asset Transaction"); or if in lieu of a disposition of the Assets, one or more third parties acquires control of Owner by merger, outright purchase, or otherwise in one or multiple transactions (any of the foregoing, an "In Lieu Asset Transaction"); then, (i) if the Gross Proceeds from the Asset Transaction or In Lieu Asset Transaction, as the case may be, exceed $50,000,000, Owner shall pay an amount equal to one percent (1%) of the Gross Proceeds from the Asset Transaction or In Lieu Asset Transaction, as the case may be, and (ii) if the Gross Proceeds from the Asset Transaction or In Lieu Asset Transaction, as the case may be, are equal to or less than $50,000,000, Owner shall pay an amount equal to three (3%) of the Gross Proceeds from the Asset Transaction or In Lieu Asset Transaction, as the case may be, except in the event of a lease or sublease, in which event Owner shall pay an amount equal to:

(i)         three (3%) percent of the total base rent Gross Proceeds payable during the first ten (10) years of the term, plus

(ii)        two (2%) percent of the total base rent Gross Proceeds payable during the eleventh (11th) through the twentieth (20th) years of the term, plus

(iii)       one (1%) percent of the total base rent Gross Proceeds payable during the balance of the term, but in no event to exceed the thirtieth (30) year;

(In the event of a month-to-month tenancy, the fee shall be 50% of the first month's base rental,  payable in four (4) equal monthly installments, but only for so long as such tenancy shall continue.  Additional fees shall only become earned and payable (i) upon a tenant's exercise of Option(s) or Rights(s) of First Refusal, to Renew, Extend Lease or Occupy Additional Space or (ii) upon a month-to-month tenant entering into a new lease or sublease of an Asset.)

(b)        Agent's fee will be paid in full simultaneously with the closing, sale, assignment or other consummation of the transaction.

(c)        In the event that Owner leases or subleases an Asset and the transferee, or any agent, officer, employee, or shareholder of the transferee, acquires fee-simple title to such property within five years, (i) if the Gross Proceeds from the acquisition exceed $50,000,000, Owner shall pay an amount equal to one percent (1%) of the Gross Proceeds from the acquisition, and (ii) if the Gross Proceeds from the acquisition are equal to or less than $50,000,000, Owner shall pay an amount equal to three (3%) of the Gross Proceeds from the acquisition payable in the same manner as described above; provided, however, that there shall be a credit against such subsequent fee in the amount of fees previously paid relating to that portion of the lease or sublease term which is cancelled by reason of such sale.  In no event shall such credit exceed the amount of the latter fee.

(d)        If an Asset for which a fee is payable hereunder contains (i) an option(s) or right(s) of first refusal to renew or extend, and a lease term(s) is renewed or extended whether strictly in accordance with the terms of such option(s) or right(s) or otherwise and/or (ii) an option(s) or right(s) of first refusal to expand, and a tenant occupies additional space whether strictly in accordance with the terms of such option(s) or right(s) or otherwise, with respect to space owned by, or leased to, the Owner, then Owner shall pay a leasing fee in accordance with the provisions of this agreement on the additional base rental to be paid, except that in the case of renewal or extension, the fee shall be calculated at the rate applicable hereunder as if such renewal or extension period were included in the initial term of the lease, and in the case of the tenant occupying additional space, the fee shall be calculated at the rate applicable hereunder as if such expansion were a new lease.  Such fee shall be earned and payable at the time the extended term commences or the additional space is occupied, as applicable.

(e)        If a lease for which a fee is payable hereunder contains, as a primary component of the consideration to be paid by a tenant for the rent thereunder, a percentage rent clause, Owner shall pay a fee on the percentage rent payable by the tenant at the commission rate applicable to the period of the lease term for which the percentage rent is payable.  Subject to paragraph II.C.1 of this Retention Agreement, the fee shall be payable within fifteen days after the tenant’s final payment and accounting of percentage rent for the preceding lease year.

(f)        In any transaction whereby Owner leases or subleases an Asset, Agent shall have the right to receive all formal notifications required pursuant to the lease to the extent that any such notice may affect the rights of Agent hereunder or the timing or payment of any fees due hereunder.  In furtherance of such rights, Owner shall insert within the terms of such lease or sublease a separate paragraph that states Agent’s right to notice, right to a fee as described in the above subparagraphs and Agent’s address and phone number shall be included in the “notice” provision of such lease or sublease.

(g)        In the event that a party other than Agent is a procuring broker who is entitled to a fee, in the event of a lease or sublease, the three-two-one (3-2-1) schedule set forth in paragraphs II.C.1(a)(i), (ii) and (iii) above shall be increased to four-three-two (4-3-2) and Agent shall pay the fee of the procuring broker.  With respect to any sale, assignment or In Lieu Asset Transaction, the fees payable by Owner shall not be increased, and Agent shall pay any third party procuring broker's fee out of Agent’s fee payable pursuant to this Retention Agreement.  For any given transaction, Owner shall be responsible for the payment of only one fee in the amounts set forth herein.

(h)        The term “base rent” means the base rent set forth in any lease and shall not include any additional rent, whether for utilities, taxes or otherwise, and which is ordinarily not a component of base rent, which may be payable under such lease.

(i)         Without duplication of any amounts payable hereunder, Owner acknowledges and agrees that Agent shall entitled to collect any compensation that would have otherwise been  due and payable to Vornado Realty L.P. under the Original Agreement with respect to the leases and subleases  of the Assets in effect as of the date hereof.

1.                  The term “Gross Proceeds” as used herein shall include the sum of:

(a)                the total cash consideration transferred to or for the benefit of Owner; plus

(b)               the balance, if any, of any outstanding mortgage(s) to be transferred to or assumed by the transferee; plus

(c)                any deferred payment obligation granted by Owner to the transferee; plus

(d)               the value of any waiver, relinquishment, transfer or assignment of any lien, and/or the value of any deposit, claim, or rights through which consideration is given whereby Owner shall receive compensation or a credit for payment; plus

(e)                in the case of an Acquisition Transaction, “Gross Proceeds” shall be the value of the consideration to be received by Owner, its creditors or its stockholders.

2.                  Except as provided in paragraph II.C.1.(b), the computation of Gross Proceeds as well as the computation of fees hereunder shall not be affected by the costs of advertising, Owners’ legal fees, break-up fees, Agent’s expenses nor any closing costs and/or adjustments, including but not limited to adjustments and/or payments of whatever kind to landlords, lienholders, secured parties, mortgages or offerors.

D.                 Expenses and Disbursements:

1.                  Agent will not be responsible for any legal expenses incurred by Owner in connection with its retention of Agent, the disposition of the Assets and the preparation of legal motions and documents, including but not limited to the costs of preparing contracts and assignments as well as the costs of attending hearings and closing, among other things.

2.                  All advertising, marketing, and other third party expenses shall be borne by Owner.  Agent will prepare a marketing budget and, upon the retention of Agent and the approval of the budget by Owner, Owner agrees to pay all such costs and expenses to Agent immediately upon the proper presentation of invoices.  Agent shall be under no obligation to incur such expenses until such time as Agent receives funds from Owner.

3.                  In the event Owner fails or is unable to pay the expenses as above described or such additional expenses as Owner may approve, and Agent shall have given Owner prior written notice of its intention to resign and the reason therefor and Owner shall not have cured such failure within fifteen (15) days after receipt of such notice by Owner, Agent shall have the right to so resign, individually, and pursue any claims that Agent might have.

E.                  Survival:

1.                  In the event Owner and any third party should enter into an agreement providing for the sale, assignment, lease or other disposition of an Asset, or providing for an Acquisition Transaction, before the expiration of this Retention Agreement, and the closing does not occur until after such expiration, then Agent shall be entitled to a fee in accordance with the terms of this Retention Agreement.  If Owner, after the expiration of this Retention Agreement, arranges for the sale, assignment, lease or other disposition of an Asset, or arranges for an Acquisition Transaction of an Asset to a third party where Agent substantially contributed to the consummation of such sale, assignment, lease or other disposition of an Asset or Acquisition Transaction during the term of this Retention Agreement, or with whom Owner signed a letter of intent for such transaction during the term of this Retention Agreement and, in any such event, the contract signing or closing takes place within six (6) months after such expiration, then Agent shall be entitled to a fee in accordance with the terms of this Retention Agreement.  Within thirty (30) days after the termination or expiration of this Retention Agreement, Agent will furnish Owner with a list of the parties with whom a transaction with respect to the Assets would, in

Agent’s view, give rise to a claim for a fee by Agent under this paragraph.  The receipt of such a list by Owner shall not be construed as consent by Owner to the names contained thereon.

2.                  Agent’s rights to fees from the future potential exercise by a tenant of option(s) or right(s) of first refusal, to renew, to extend the lease, and/or to occupy additional space, shall survive this Retention Agreement.

F.         Owner Responsibilities:    Owner shall inform Agent in writing immediately after Owner shall become aware, after the execution and delivery of this Retention Agreement, of any known or suspected risk of environmental hazard or contamination or of the receipt by Owner of a citation for the violation of any federal, state or local environmental law or regulation.  Owner shall have the continuing obligation to advise Agent in writing as soon as it becomes aware of any inaccuracy, inconsistency, incompleteness or change of circumstances and to correct any environmental report with respect to the Assets.  Owner will use its best efforts to deliver to Agent all environmental reports in its possession.  Additionally, Owner will provide, promptly upon receipt thereof, a copy of any environmental reports prepared after the date hereof to Agent and will authorize Agent to disseminate such report to prospects.  Agent shall be the only entity entitled to rely on the covenants contained in this paragraph.  Any damages for a breach or violation of the covenants contained in this paragraph shall be limited to Agent’s out-of-pocket expenses incurred in reliance on the covenants contained in this paragraph less any fees earned from the transaction related to the expenditure of such expenses.

G.         General Provisions:

1.                  Agent hereby indemnifies Owner for all costs, expenses, damages, losses, obligations and liabilities that may arise from the claim by a third party with whom Agent dealt in connection with the disposition of any Asset that such third party is entitled to a fee, broker’s commission or any other payment arising from the disposition of such Asset.  The indemnity provided for in this paragraph shall be limited to the fees earned by Agent from the disposition of the Asset or Assets giving rise to the claim.

2.                  The parties hereto, on behalf of themselves and their respective officers, directors, agents and employees, agree to deal with each other fairly and in good faith so as to allow each party to perform its services and obligations and to receive the anticipated benefits of this Retention Agreement.  No party shall interfere, prevent or prohibit another party from carrying out its duties and obligations under this Retention Agreement.

3.                  By executing or otherwise accepting this Retention Agreement, the parties hereto each acknowledge and represent that they are represented by and have consulted with legal counsel with respect to the terms and conditions contained herein.

4.                  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS RETENTION AGREEMENT.

5.                  This Retention Agreement may be executed in original counterparts.

6.                  This Retention Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Retention Agreement as of the day and year first above written.

PRINCIPAL:

731 OFFICE ONE LLC, a Delaware limited liability company

By:       731 OFFICE ONE HOLDING LLC, a Delaware limited liability

            company, its sole member

By: Alexander’s Inc., a Delaware corporation, its sole member

      By:       /s/ Alan J. Rice                        e

                  Name: Alan J. Rice
                  Title: Secretary

AGENT:

ALEXANDER’S MANAGEMENT LLC, a New York limited liability company

By:       Alexander’s Inc., a Delaware corporation, its sole member

                                                                                            By:       /s/ Alan J. Rice
                                                                                                        Name: Alan J. Rice
                                                                                                        Title: Secretary

 Schedule A

Schedule of Assets
Real Estate Retention Agreement

A - 1

The Condominium Unit (in the Building located at and know as Beacon Court Condominium and by Street Number 151 East 58 th Street, New York), designated and described as Office Unit 1 and Office Unit 2 (hereinafter called the “Units”) in the Declaration (hereinafter called “Declaration”) made by the Sponsor under the Condominium Act of The State of New York (Article 9-b of the Real Property Law of the State of New York), dated 12/4/2003 and recorded 2/3/2004 in the Office of the Register The City of New York, Count of New York, as CRFN 2004000064392, as amended and restated by Amended and Restated Declaration dated 2/8/2005, recorded 3/9/2005 in CRFN 2005000139245, establishing a plan for Condominium ownership of said Building and the land upon which the same is erected (hereinafter sometimes collectively called the “Property”) and also designated and described as Tax Lots No. 1002and 1003, respectively, Block 1313 Section 5, Borough of Manhattan on the Tax Map of the Real property assessment department of the City of New York and on the floor plans of said Building certified by Peter Claman, Registered Architect on 1/30/2004 and files as Condominium Plan No. 1350 on 2/3/2004 in the aforesaid Register’s Office in CRFN 2004000064383, amended Floor Plans filed as Condominium Plan No. 1350-A on 3/9/2005 in CRFN 2005000139246.